Exhibit 99.2

Lincoln Educational Services Corporation Announces Changes to Board of Directors

West Orange, N.J., March 2, 2010 -- Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today announced that on February 25, 2010, Alvin O. (Bud) Austin was appointed to its board of directors. The appointment is effective immediately and will bring the number of directors on Lincoln’s board to eleven.

Lincoln also announced that Jerry Rubenstein has decided not to stand for re-election to the board of directors at Lincoln’s next annual meeting of stockholders, expected to be held on April 30, 2010.

 “We are excited to welcome Bud to our board of directors,” said David Carney, Executive Chairman of Lincoln. “He brings several decades of higher education industry experience, including a history of facilitating program expansion and valuable knowledge stemming from his prior roles with several regional accrediting agencies. We believe Bud will be an important addition to our board and look forward to his contributions.”

Mr. Carney continued, “We would like to thank Jerry for his numerous efforts on Lincoln’s behalf during his eleven year tenure on the board and wish him the very best in the future. Jerry demonstrated the utmost commitment to Lincoln and his years of dedicated service are greatly appreciated.”

Mr. Austin has over 40 years of experience in higher education, which includes his tenure as President and Chancellor of LeTourneau University in Longview, Texas, where the institution grew its academic programs, funding levels, and campus footprint under his leadership.  Prior to that role, he served as Vice President at North Park College and Seminary, Chicago, Illinois, and at Seattle Pacific University.  In addition, he was the Dean of Student Programs at California State University, Northridge, California.  He was a member of the Commission on Colleges of the Southern Association of Colleges and Schools and a member of the Executive Committee of the Commission.  He is also involved in numerous non-profit and community organizations.  Mr. Austin earned his Ph.D in Higher Education Administration at the University of Mississippi, Master of Arts in Education at the California State University, and Master Studies and Secondary Teaching Credential at the University of California at Santa Barbara.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 43 campuses in 17 states under six brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College, Euphoria Institute of Beauty Arts and Sciences, and Lincoln College of New England.  Lincoln had a combined average enrollment of approximately 31,500 students as of September 30, 2009.

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarterly period ended September 30, 2009. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:
Brad Edwards
Brainerd Communicators
212-986-6667